Exhibit 10.37
SETTLEMENT AGREEMENT
THIS SETTLEMENT AGREEMENT (the “Agreement”), made on this 19th day of November 2009, by and between Armistead Mechanical, Inc. (“Armistead”), its predecessors, successors, assigns, parents, subsidiaries, divisions, and/or affiliates (whether incorporated or unincorporated), and all of the past and present directors, officers, shareholders, trustees, attorneys, employees, and agents or each, and Converted Organics, Inc., its predecessors, successors, assigns, parents, subsidiaries, divisions, and/or affiliates (whether incorporated or unincorporated), and all of the past and present directors, officers, shareholders, trustees, attorneys, employees, and agents or each and Converted Organics of Woodbridge, LLC its predecessors, successors, assigns, parents, subsidiaries, divisions, and/or affiliates (whether incorporated or unincorporated), and all of the past and present directors, officers, shareholders, trustees, attorneys, employees, and agents or each (Converted Organics, Inc. and Converted Organics of Woodbridge, LLC are collectively referred to as “COI”).
W I T N E S S E T H:
          WHEREAS, Armistead is a New Jersey corporation with its principal place of business at 168 Hopper Ave., Waldwick, New Jersey and
          WHEREAS, Converted Organics, Inc. is a corporation organized and existing under the laws of the Commonwealth of Massachusetts having an address at 7A Commercial Wharf West, Boston, Massachusetts; and
          WHEREAS, Converted Organics of Woodbridge, LLC is a limited liability company organized and existing under the laws of the State of New Jersey maintaining an address at 99 Madison Ave., Fanwood, New Jersey, and having a principal place of business located at 75 Crows Mill Road, Keasbey, New Jersey; and
          WHEREAS, Armistead and COI entered into an agreement captioned “Standard Form of Agreement Between Owner and Contractor Dated November 30, 2006 AIA A101/CMa (1992 Edition) Between Armistead Mechanical, Inc. and Converted Organics of Woodbridge, LLC” and the “Rider and Supplementary Conditions” dated January 10, 2007 (collectively hereinafter referred to as the “Contract”), for Armistead to perform certain work including the process equipment, piping and infrastructure work at 75 Crows Mill Road, Keasbey, New Jersey (the “Property”); and
          WHEREAS, on or about February 26, 2009, Armistead filed a Construction Lien Claim (the “Lien Claim”) against the leasehold interest of COI with references to the above obligations and the subject Property in the amount of $2,295,463.60. The lien was duly recorded by the Middlesex County Clerk in Book 36, page 651; and
          WHEREAS, Armistead and COI engaged in a litigation captioned Armistead Mechanical, Inc. v. Converted Organics, Inc., et al, bearing the docket number MID-L-4504-09 (the “Litigation”) regarding certain work, services, materials or equipment provided by Armistead for the benefit of COI; and
          WHEREAS, Armistead filed a Demand for Arbitration with the American Arbitration

Association on or about May 26, 2009, and an Amended Demand for Arbitration on or about August 6, 2009 (collectively the “AAA Demand”) regarding the contract balance due and owing under the Contract; and
          WHEREAS, it is agreed that Armistead and COI (the “Parties”) have acted in a good faith, honest, fair and reasonable manner in resolving the Litigation; and
          WHEREAS, the Parties, without making any admissions of any kind, desire to settle, and compromise all claims that were or could have been asserted by them with regard to the Litigation; and
          WHEREAS, by doing so, the Parties seek to avoid further legal expense and the possibility of protracted legal proceedings with respect to the Litigation; and
     NOW, THEREFORE, the Parties, for good and sufficient consideration, the sufficiency of which is acknowledged, hereby agree as follows:
1.	COI unconditionally accepts Armistead’s work under the Contract and acknowledges and confirms herein its $2,029,000.00 obligation (the “Obligation”) owed to Armistead, and that defenses to the payment of same are hereby waived. The Parties agree that payment of the Obligation shall be as follows:
a.	$1,000,000.00 (the “First Payment”) of the Obligation will be paid in cash forthwith at closing. Payment of this sum is not subject to any other conditions. Within ten (10) days of Armistead’s receipt of the First Payment it will cause to be filed and recorded an amendment to the Lien Claim reducing the amount of the Lien Claim to $1,029,000.00.

b.	The sum of $1,029,000.00 shall be payable to Armistead in eighteen (18) level monthly payments of principal and interest calculated at 6% per annum in accordance with the amortization table attached hereto as Exhibit “A” and made a part hereof. The initial monthly payment shall be due on or before January 1, 2010, and the remaining monthly payments shall be due on the first of every month thereafter until same is paid in full.
2.	COI shall make all of the payments to Armistead as set forth in this agreement by wire transfer or check payable to “Armistead Mechanical, Inc.” and mailing or delivering same, in sufficient time to be received on or before the due dates thereof to: Armistead Mechanical, Inc., 168 Hopper Ave., Waldwick, New Jersey 07463, Attn: Robert P. Armistead, Chief Financial Officer.

3.	COI agrees to execute and consents to the entry of a Consent Judgment in favor of Armistead and against COI in the sum of $1,029,000.00 in the form annexed hereto as Exhibit “B”. The Parties agree that the amount due pursuant to the Consent Judgment at any time shall be calculated in accordance with Exhibit “A” and that interest shall accrue at 6% per annum on the unpaid principal indicated on Exhibit “A” at such time as Armistead shall enforce the Consent Judgment.

4.	Armistead agrees that it shall be entitled to docket the Consent Judgment but agrees it shall forebear from any efforts to enforce the Consent Judgment so long as COI complies with all terms and conditions set forth in this Agreement.

5.	COI agrees that its failure to make any payment when due shall constitute a material default. In the event COI defaults on any of its obligations, Armistead shall notify COI via written notice sent by courier, mail, facsimile or email to William J. Linton, Esq., Wilentz Goldman & Spitzer, PA, 90 Woodbridge Center Drive, Suite 100, Woodbridge, New Jersey 07095. In the event COI fails to cure the default by delivering the past due payment(s) to Armistead within ten (10) days after receiving Armistead’s notice, Armistead will have the option to enforce the Consent Judgment in the amount of the unpaid balance calculated in accordance with Exhibit “A.”

6.	Upon receipt of the First Payment, and this fully executed Agreement, Armistead shall withdraw the AAA Demand.

7.	Within five days of the date on which Armistead has received the final payment due and owing under this Agreement, COI and Armistead will exchange releases and Armistead will provide COI with a signed stipulation of dismissal, discharge of lien claim, and Warrant of Satisfaction of Judgment; provided, however, that all of the aforementioned documents shall be deemed to be held in escrow by each party, and none of them shall be filed or recorded, until 125 days after the date on which Armistead has received the said final payment.

8.	Provided that the First Payment has been received by Armistead, COI shall have the option of paying off the $1,029,000.00 lien claim balance owed in a) one lump sum payment of $600,000.00 which shall be payable on or before December 31, 2009, or b) in one lump sum payment of $600,000 payable after January 1, 2010 but on or before April 30, 2010 provided that COI is current on all monthly payments required under Paragraph 1(b) hereof, and further provided that if payment is made in accordance with this subparagraph 8(b), COI shall receive credit for all payments made prior to its exercise of this option, in accordance with Exhibit “A”. Upon receipt of the lump sum payment by Armistead by wire transfer or other immediately available funds and in the correct amount, the account will be deemed satisfied in full and the parties shall then proceed as stated in Paragraph 7 above respecting the last monthly payment.

9.	From and after the date of this Agreement, Armistead shall defend, indemnify, and hold COI harmless against any and all unresolved claims or liens asserted or filed by Armistead itself or by any of Armistead’s subcontractors or suppliers, now or in the future, arising from or relating to the Contract, except that Armistead shall not be responsible for claims or liens asserted by subcontracts or suppliers who did not perform work while Armistead was performing on the project. Work performed after Armistead’s contract was terminated shall not be Armistead’s responsibility

10.	Armistead and COI agree that Armistead shall have no further responsibilities under the Contract including without limitation, responsibilities with respect to punch list work, warranties, or outstanding change orders. Armistead does not object to future inquiries of Armistead by COI for Armistead to assist, but any further work to be performed by Armistead shall only be performed pursuant to a new, written, mutually acceptable agreement.

11.	COI will execute on its behalf, at the request of Armistead, any Consent Order or orders that stay the litigation until Armistead has been paid in full.

12.	This Agreement shall be binding upon the parties hereto, and their predecessors, successors, assigns, parents, subsidiaries, divisions, and/or affiliates.

13.	This Agreement may be executed in counterparts which taken together shall comprise one and the same Agreement.

14.	The Parties agree that the terms and conditions of this Agreement shall not be changed, amended or modified, except in a writing executed by the Parties, or their duly authorized representatives.

15.	The Parties acknowledge that (i) neither promises or agreements of any kind have been made to them or with them by any person or entity whatsoever to cause them to sign this Agreement; (ii) execution of this Agreement has been voluntary and has been duly authorized by all requisite corporate action; (iii) they had adequate opportunity to and have, in fact, consulted with advisors of their own choosing, legal or otherwise, regarding the Agreement; and (iv) they read and fully understand the meaning and the consequences of signing this Agreement

16.	The Parties agree that this Agreement was executed in and shall be construed in accordance with the laws of the State of New Jersey.

17.	The Parties consent to the personal jurisdiction of the Superior Court of New Jersey for the purposes of enforcing this Agreement.
AGREED TO AND ACCEPTED:

Converted Organics, Inc.	Armistead Mechanical, Inc.
By:	By:
Robert T. Armistead, President